Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Unizan Financial Corp. on Forms S-8 (Nos. 333-89485, 333-102561 and 333-106956) of our report dated March 11, 2005 appearing in this Annual Report on Form 10-K of Unizan Financial Corp. for the year ended December 31, 2004.

Crowe Chizek and Company LLC

Columbus, Ohio

March 29, 2005